Exhibit 21.1

SUBSIDIARIES OF CENNTRO INC.

Subsidiaries	Jurisdiction of Incorporation
Able2rent GmbH	Germany
Avantier Motors Corporation	USA
Cenntro Automotive Corporation	USA
Cennatic Power, Inc.	USA
Autotrax.ai Inc.	USA
Averra Electric Mobility Inc.	USA
Cennatic Energy S. de R.L. de C.V.	Mexico
Cenntro Automotive Europe GmbH	Germany
Cenntro Automotive Group Limited	Hong Kong, People’s Republic of China
Cenntro Automotive S.A.S.	Colombia
Cenntro Electric Colombia S.A.S.	Colombia
Cenntro Electric Group Pty Limited	Australia
Avantier Motors Spain, S.L.	Spain
Cenntro Electric B.V.	The Netherlands
Cenntro Electric Group, Inc.	USA
Cenntro Elektromobilite Araçlar A.Ş	Turkey
Cenntro Electric Group (Europe) GmbH, (f.k.a Blitz F22-1 GmbH)	Germany
Cenntro Technology Corporation	USA
Hangzhou Cenntro AutoTech Co., Ltd.	People’s Republic of China
Hangzhou Hengzhong Tech Co., Ltd	People’s Republic of China
Hangzhou Ronda Tech Co., Ltd.	People’s Republic of China
Pikka Electric Corporation	USA
Simachinery Equipment Limited	Hong Kong, People’s Republic of China
Bison Motor Inc.	USA
Teemak Power (Hong Kong) Limited	Hong Kong, People’s Republic of China
Avantier Motors (Hong Kong) Limited	Hong Kong, People’s Republic of China
Zhejiang Cenntro Machinery Co., Ltd.	People’s Republic of China
Hangzhou Hezhe Energy Technology Co., Ltd.	People’s Republic of China
Hangzhou Hezhe International Trading Co., Ltd.	People’s Republic of China
Jiangsu Tooniu Tech Co., Ltd.	People’s Republic of China
Antric GmbH	Germany